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                                  EXHIBIT 10(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this post-effective amendment No. 1 to the registration statement of The Travelers Fund BD III for Variable Annuities (the "Fund") on Form N-4 (File Nos. 333-27689; 811-08225) of our report dated February 19, 1998, on our audit of the financial statements of the Fund which report is included in the Fund's Annual Report for the period December 10, 1997 (date operations commenced) to December 31, 1997 which is incorporated by reference in this post-effective amendment to the registration statement. We also consent to the reference to our Firm as experts in the registration statement.



COOPERS & LYBRAND L.L.P.


Hartford, Connecticut
April 15, 1998